UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2004

VISTA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	94-3184038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Idenitifcaiton Number)

2101 Faraday Avenue, Carlsbad, California  92008

(Address of principal executive offices, with zip code)

(760) 603-9120

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                               Entry into a Material Definitive Agreement

The stockholders of Vista Medical Technologies, Inc. (the “Company”), at a Special Meeting of Stockholders held on October 20, 2004, approved several amendments to the Company’s 1997 Stock Option/Stock Issuance Plan (the “Plan”).  These amendments, which had been previously approved by the Company’s Board of Directors, include the following:

(i)	increase the aggregate number of shares of the Company’s Common Stock available for issuance under the Plan from 1,092,500 to 2,592,500 shares;

(ii)

eliminate the prohibition against issuing option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 50,000 shares of Common Stock in any particular calendar year; and

(iii)

revise the terms of the Automatic Option Grant Program to (i) increase the size of option grants that are automatically awarded to eligible directors upon joining the Board of Directors and upon each Annual Meeting of stockholders thereafter, (ii) decrease the vesting period for the initial option grant to eligible directors from four years to three years, (iii) provide for automatic option grants to be made to each non-employee director on an annual basis, and (iv) extend the period of time after a Board member ceases to provide service during which stock options may be exercised.

Each of these amendments were described in further detail in the Definitive Proxy Statement filed with the Securities and Exchange Commission and mailed to the Company’s stockholders on September 27, 2004.

Executive officers and directors of the Company have an interest in the Plan amendments.  Concurrent with stockholder approval of the amendments to the Plan, each non-employee director was granted an option to purchase 40,000 shares of Common Stock pursuant to the terms of the Automatic Option Grant Program.  Further, the Company has agreed that the following executive officers will receive significant option grants in the near future: John R. Lyon, Dr. Michael Owens and Howard Sampson. The grants to Dr. Owens and Mr. Sampson were promised to induce their employment with us, and the grant to Mr. Lyon is to secure his continuing services.  The Compensation Committee of the Board of Directors will determine the exact size and terms of these grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA MEDICAL TECHNOLOGIES, INC.

Date: October 22, 2004	By:	/s/ JOHN R. LYON
John R. Lyon
President and Chief Executive Officer